Roberto Hernàndez Ramirez

February 17th, 2009

Richard D. Parsons
Chairman of the Board of Directors
Citigroup Inc.

Dear Richard:

For a couple of years I have been evaluating the possibility of leaving Citi's Board, which I shared with Vikram when he was appointed Citigroup's CEO. At that time, Vikram and I agreed that I would stay on the Board for at least another year.

I have served as director of Citigroup for almost eight years and I believe it is time to step down. Therefore, I have decided not to stand for reelection at the next annual meeting.

According to our conversations, I will gladly maintain my responsibilities as Chairman of the Board of Banco Nacional de México, S.A., and director of Grupo Financiero Banamex. I believe that in such capacity I can continue contributing to support Citi.

Consistent with the recent reorganization announcement, I am convinced that Banamex will continue to play an important role in Citi's strategy as part of its core business.

I am confident that with your leadership as Chairman of the Board, and under Vikram's management, Citi will face the difficult challenges ahead, as demonstrated by the important actions that have already been taken to face this global crisis.

Sincerely yours,

/s/ ROBERTO HERNANDEZ R.
ROBERTO HERNANDEZ R.

cc:
Vikram S. Pandit
Manuel Medina Mora
Michael Helfer